Exhibit 99.1

ACL Semiconductors Declares 1-for-5 Stock Dividend

Sets record date as close of business on May 14, 2012

Hong Kong, China -May 11, 2012- ACL Semiconductors Inc. (OTC Bulletin Board: ACLO.OB) (“ACL”), a China-based distributor of semiconductor components in Hong Kong and Southern China, today announced that the Board of Directors has approved a 20% stock dividend. The dividend will be payable on May 28, 2012 to shareholders of record at the close of business on May 14, 2012. Fractional shares will be paid in cash, which amount will be calculated by multiplying the fractional share interest by the average closing prices for the 10 trading days ending on (and including) May 23, 2012, the third trading day prior to the Payment Date.

“We deeply appreciate the loyalty of our investors and are compelled to show our gratitude by declaring a one-for-five stock dividend. This move increases the number of shares outstanding and should contribute to greater liquidity and trading of ACL’s stock,” said Mr. Chung-Lun Yang, Chairman and Chief Executive Officer of ACL. “Over the next two months, we expect to close the acquisitions that were previously announced for Superb Sino Holdings Limited, the holding company of Systematic Semiconductor Limited and Jussey Investments Limited, the majority shareholder of USmart Electronic Products Limited, both of which are expected to diversify our business with higher margin components. We are confident that these growth drivers will benefit both ACL and our shareholders by ensuring our Company thrives in a constantly changing business environment.”

About ACL Semiconductors Inc.
ACL Semiconductors Inc. is a China-based distributor of semiconductor components in Hong Kong and Southern China. Starting April 1, 2012, ACL is distributing Samsung semiconductor products through ATMD, a newly established joint venture with Tomen Devices. ACL has announced two pending acquisitions that will drive ACL’s product diversification to higher margin electronic components products. Semiconductor products are used in everything from mobile phones, digital cameras and laptop computers to MP3 players and Wi-Fi products. For more information about ACL Semiconductors Inc. please visit ACL Semiconductors Inc.' corporate website at http://www.acl-semicon.com.

Forward-Looking Statements
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and  similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the company's products, general acceptance of the company's products and technologies, competitive factors, timing, and other risks described in the company's SEC reports and filings.

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Investor Contacts:
Kun Lin Lee	Stephanie Carrington / Chris Genualdi
Chief Financial Officer	The Ruth Group
ACL Semiconductors Inc.	+1-646-536-7017/7032
+1-408-981-9363	scarrington@theruthgroup.com
+852-3666-9939	cgenualdi@theruthgroup.com
klee@atlantic.com.hk